Brunswick Corporation 26125 N. Riverwoods Blvd., Suite 500, Mettawa, IL 60045
Telephone 847.735.4700

Release:	IMMEDIATE
Contact:	Al Marchetti
Senior Director - Investor Relations
Phone:	847-735-4023

Contact:	Lee Gordon
Director - Global Public Relations & Communications
Phone:	847-735-4003
Email:	lee.gordon@brunswick.com

Brunswick Reports First Quarter Results

Strong Revenue and Earnings Performance Pre-COVID-19

Resilient Operating Margins Despite COVID-19 Impact

First Quarter GAAP Diluted EPS of $0.88 and As Adjusted Diluted EPS of $0.96
METTAWA, Ill., April 30, 2020 -- Brunswick Corporation (NYSE: BC) today reported results for the first quarter of 2020:
First Quarter 2020 Highlights:

	Q1 2020
$ millions (except per share data)	GAAP	(Decr)	As Adjusted	(Decr)
Net Sales	$965.5	(8.1)%	$965.5	(8.1)%
Operating Earnings	$103.2	(9.6)%	$112.5	(9.6)%
Operating Margin	10.7%	(20) bps	11.7%	(10) bps
Diluted EPS	$0.88		$0.96

bps = basis points

"As we report our first quarter earnings, we must first recognize the immense impact that the COVID-19 pandemic has had on our employees, business partners, and the communities in which we operate," said Brunswick Chief Executive Officer David Foulkes. "Brunswick and our employees have responded in many ways, including producing

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Brunswick Corporation
April 30, 2020

equipment used by first responders, donating PPE to local hospitals, and supporting charitable organizations. I could not be more proud of our employees around the world and want to thank them and their families for all their hard work, sacrifice, and giving during this challenging time.

Our first quarter performance demonstrated the robustness of our marine-focused portfolio despite the unprecedented disruption to the global economy resulting from the COVID-19 pandemic, particularly in the latter part of the quarter. Despite the substantial near-term challenges facing our businesses, we remain confident in our overall strategic plan, industry leading technologies, market leading brands, and in the health and resilience of the marine consumer. We believe our strong aftermarket businesses, highly variable cost structure, strong cost discipline and operating capabilities, and adaptable capital strategy, position us to generate earnings and cash flow throughout the remainder of 2020.

Prior to the progression of global shutdowns that began in March, our businesses were performing in line with expectations, with sales and earnings consistent with our plan provided at the beginning of the year. The U.S. retail marine market exhibited strong demand trends, Mercury had another strong showing at the Miami International Boat Show and continued to gain significant share in outboard propulsion, and our parts and accessories businesses remained steady, with outperformance at Power Products. Our premium boat brands, led by Boston Whaler and Sea Ray, leveraged strong early-season boat shows into success at retail, and Freedom Boat Club opened many new locations and recorded some of its busiest weekends in the history of its operations.

The COVID-19 pandemic had a material impact on our results in the quarter, primarily due to lower revenues stemming from the suspension of production at many of our manufacturing facilities, almost all of which resumed production in April. However, our global distribution businesses continued to operate, and we were able to offset half of the earnings impact through operating expense control. This enabled us to generate operating margins consistent with prior year, demonstrating the resiliency of our businesses in an extremely challenged market," Foulkes concluded.

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Brunswick Corporation
April 30, 2020

Reportable Segment Changes

As a reminder, effective January 1, 2020, we changed our management reporting and updated our reportable segments to Propulsion, Parts and Accessories and Boats to align with our strategy. Therefore, for all periods presented in this release, all figures and outlook statements incorporate this change unless otherwise noted. Please see the Current Report on Form 8-K dated January 30, 2020 for more information.

2020 First Quarter Results

For the first quarter of 2020, Brunswick reported consolidated net sales of $965.5 million, down from $1,050.7 million in 2019. Diluted EPS for the quarter was $0.88 on a GAAP basis and $0.96 on an as adjusted basis. Comparative first quarter earnings results, including reconciliations of GAAP to as adjusted amounts, are shown below:

	Operating Earnings		Diluted Earnings (Loss) Per Share
$ millions (except per share data)	Q1 2020	Q1 2019	Q1 2020	Q1 2019
GAAP	$103.2	$114.1	$0.88	$0.87
Restructuring, exit, and impairment	0.4	3.2	0.00	0.03
Purchase accounting amortization	7.5	7.2	0.06	0.06
Acquisition and IT related costs	1.4	—	0.02	—
Special tax items	—	—	(0.00)	(0.02)
As Adjusted	$112.5	$124.5	$0.96	$0.94
Percent increase/(decrease)	(9.6)%		2.1%

GAAP Operating Margin	10.7%	10.9%	(20) bps
Adjusted Operating Margin	11.7%	11.8%	(10) bps

bps = basis points

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Brunswick Corporation
April 30, 2020

Review of Cash Flow and Balance Sheet

Cash and marketable securities totaled $515.3 million at the end of the first quarter, up $182.6 million from year-end 2019 levels. This change includes the impact of seasonal reductions resulting from cash used by operating activities during the first three months of the year of $92.7 million, which increased by $19.5 million versus the prior year, primarily as a result of higher seasonal working capital usage, adjusting for the impacts of changes in exchange rates.

Investing and financing activities resulted in net cash provided of $266.1 million during the quarter, including $385.0 million of precautionary revolving credit facility borrowings, and also included $55.9 million of capital expenditures, $34.1 million of share repurchases through early March, and $19.1 million of dividend payments.

Propulsion Segment - Financial Highlights

$ millions	Q1 2020	Q1 2019	Incr (Decr)
Net Sales	$448.6	$452.4	(0.8)%

Operating Earnings	$61.3	$59.9	2.3%

The Propulsion segment, which manufactures and distributes marine engines and related controls and rigging, reported a slight sales decrease in the quarter as continued strong demand for higher horsepower outboard engine categories and related controls and systems was offset by weaker sales of lower horsepower outboards and sterndrive engines as anticipated. Operating earnings were up slightly as benefits from cost reduction activities and a more favorable sales mix exceeded increased costs resulting from COVID-19 disruptions, including the temporary suspension of manufacturing, and the impact of unfavorable changes in foreign exchange rates and tariffs.

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Brunswick Corporation
April 30, 2020

Parts and Accessories Segment - Financial Highlights

$ millions	Q1 2020	Q1 2019	(Decr)
Net Sales	$301.6	$313.6	(3.8)%

Operating Earnings GAAP	$46.2	$47.8	(3.3)%
Restructuring, exit, and impairment charges	0.3	—	NM
Purchase accounting amortization	7.2	7.2	—
Operating Earnings, as adjusted	$53.7	$55.0	(2.4)%
NM = not meaningful
The Parts and Accessories segment, which contains the engine parts and consumables, electrical products, boat parts and systems, and distribution businesses, reported lower sales and earnings in the quarter as strong growth at Power Products was offset by lower sales in the other businesses. This performance was affected by stay at home orders, which disrupted both dealer operations and boating activity in many locations towards the end of the quarter, at a time when seasonal sales are usually accelerating.

Boat Segment - Financial Highlights

$ millions	Q1 2020	Q1 2019	Incr (Decr)
Net Sales	$291.5	$373.3	(21.9)%

Operating Earnings GAAP	$5.1	$27.0	(81.1)%
Restructuring, exit, and impairment charges	—	2.0	NM
Acquisition related costs	0.7	—	NM
Purchase accounting amortization	0.3	—	NM
Operating Earnings, as adjusted	$6.1	$29.0	(79.0)%
NM = not meaningful
The Boat segment, which manufactures and distributes recreational boats, and includes Business Acceleration operations, reported lower sales and earnings against prior year due mostly to the temporary suspension of manufacturing in most plants towards the end of the quarter. Freedom Boat Club, which is part of Business Acceleration, contributed approximately 2.5 percent of sales in the quarter, despite some locations being impacted by local business closure orders. Operating earnings were also affected by higher retail discount levels over prior year and unfavorable changes in sales mix, which offset the benefits of cost reduction actions.

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Brunswick Corporation
April 30, 2020

2020 Outlook

"Due to our strong financial profile and healthy balance sheet, we will continue to invest in our businesses, consistent with our standing objective of driving shareholder value, while ensuring that we continue to prioritize and devote our best efforts to protecting the health and welfare of our employees," said Foulkes. "The strategic portfolio actions and cost reduction efforts executed in the last two years, together with our strong pipeline of new products and successful execution of our capital strategy, position us well to navigate the near-term economic conditions and resume our growth trajectory as we exit the COVID-19 economic environment.

Projecting the demand environment and operating results for the remainder of 2020 involves a high degree of uncertainty. There are still many unanswered questions, including the progression of the pandemic, the response of countries and states, and the resulting impact on the macro economy. These factors will ultimately influence the performance of the marine market and the global consumer. In response, our businesses have been preparing for a range of scenarios, and our plan for the remainder of the year is based on the following assumptions:

1.
We anticipate that the global marine market will be down significantly in the second quarter of 2020 with declines moderating over the second-half of the year. We project U.S. marine industry retail unit demand for the full-year to be down high-teens to low-twenties percent from 2019 levels. We are assuming that wholesale comparisons will be better than retail in the back-half of the year due mostly to the pipeline reduction actions executed in the second-half of 2019. We believe that sales of parts and accessories in the second-half of 2020 should be slightly below 2019 levels, assuming boat usage returns to more normal trends, with the aftermarket portion of the business performing at or slightly above prior year.

2.
We expect operating expenses of between $525 and $550 million for the year, which represents an approximate 15 percent decrease from our initial 2020 plans, while still preserving all critical product programs that we believe will drive future earnings growth and market share gains.

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Brunswick Corporation
April 30, 2020

3.
On capital strategy, we completed $34 million of share repurchases earlier in the first quarter, and have suspended repurchases for the remainder of the year. Our second quarter dividend has been approved and will be paid in June. We plan to reduce debt outstanding by $35 million, consistent with scheduled maturities, and are targeting between $150 and $160 million of capital expenditures for the year.

4.
The second quarter is expected to be challenging. However, given the strength of our P&A business, the cost actions we have taken or can execute quickly as a result of our highly variable cost structure, and the safe restart of production that is already well underway, we believe that we can operate profitably in the quarter, with positive free cash flow.

It cannot be overstated that the level of recovery of the global economy, the resumption of domestic and international boating activity, normalized channel operations, and the absence of significant additional disruption to our global operations will be the most important factors in determining where we ultimately perform versus our current market assumptions. For the full-year, although our formal guidance remains withdrawn, we would anticipate revenue comparisons to trend slightly better than the U.S. retail marine market performance, primarily due to the resiliency of our P&A business. We expect operating deleverage to fall between mid-twenties and mid-thirties percent, allowing us to generate free cash flow in excess of $125 million, which includes the funding of high priority projects.

The environment this year is substantially different than what we had planned for back in January, but given our solid strategic plan and strong financial position entering this crisis, and our track record of taking quick and decisive actions as economic conditions change, we believe that we will exit the year with momentum and a focus on continuing to generate significant value for our shareholders in 2021 and beyond.  While we clearly recognize and are responding to the very significant challenges this crisis is presenting, we are encouraged by fact that the majority of U.S. states now include boating, with some restrictions, in the list of acceptable recreational activities, by the progressive reopening of more boat dealerships, and by recent increases in online activity and lead generation related to our products.

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Brunswick Corporation
April 30, 2020

Lastly, on behalf of myself and the Brunswick team, I would like to send heartfelt best wishes to those most affected by COVID-19, including those fighting and recovering from infection and the first responders, healthcare workers, and essential employees on the front lines. Brunswick will continue to do our part in helping our communities persevere through and ultimately recover from this crisis," Foulkes concluded.

Use of Non-GAAP Financial Information

A reconciliation of GAAP to non-GAAP financial measures used in this release is provided in the reconciliation sections of the consolidated financial statements accompanying this release.

In order to better align Brunswick's reported results with the internal metrics used by Brunswick's management to evaluate business performance as well as to provide better comparisons to prior periods and peer data, non-GAAP measures used in this release exclude the impact of purchase accounting amortization related to the Power Products and Freedom Boat Club acquisitions.

Brunswick does not provide forward-looking guidance for certain financial measures on a GAAP basis because it is unable to predict certain items contained in the GAAP measures without unreasonable efforts. These items may include restructuring, exit, and impairment costs, special tax items, acquisition-related costs, and certain other unusual adjustments.

Conference Call Scheduled

Brunswick will host a conference call today at 10 a.m. CDT, hosted by David M. Foulkes, chief executive officer, William L. Metzger, senior vice president and chief financial officer, Ryan M. Gwillim, vice president - finance and treasurer and Alexander F. Marchetti, senior director of investor relations. The call will be broadcast over the Internet at www.brunswick.com/investors. To listen to the call, go to the website at least 15 minutes before the call to register, download and install any needed audio software.

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Brunswick Corporation
April 30, 2020

See Brunswick’s website for slides used to supplement conference call remarks at www.brunswick.com/investors.

Security analysts and investors wishing to participate via telephone should call 866-353-8985 (passcode: Brunswick Q1). Callers outside of North America should call 409-217-8085 (passcode: Brunswick Q1) to be connected. These numbers can be accessed 15 minutes before the call begins, as well as during the call. A replay of the conference call will be available through midnight EDT on Wednesday May 6, 2020, by calling 855-859-2056 or international dial 404-537-3406 (passcode: 9458847). The replay will also be available at www.brunswick.com.

Forward-Looking Statements

Certain statements in this news release are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations, estimates, and projections about Brunswick’s business and by their nature address matters that are, to different degrees, uncertain. Words such as “may,” “could,” “expect,” "anticipate," "project," "position," “intend,” “target,” “plan,” “seek,” “estimate,” “believe,” “predict,” “outlook,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this news release. These risks include, but are not limited to: the coronavirus (COVID-19) pandemic, including, without limitation, the impact on global economic conditions and capital and financial markets, changes in consumer behavior and demand, the potential unavailability of personnel or key facilities, modifications to our operations, and the potential implementation of regulatory actions, the effect of adverse general economic conditions, including the amount of disposable income consumers have available for discretionary spending, tight consumer credit markets, and the level of consumer confidence on the demand for our products and services; our ability to successfully implement our strategic plan and growth initiatives; our ability to integrate targeted acquisitions, including the Global Marine & Mobile Business of Power Products; the risk that unexpected costs will be incurred in connection with these transactions; the possibility that the expected synergies and value

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Brunswick Corporation
April 30, 2020

creation from these transactions will not be realized or will not be realized within the expected time period; having to record an impairment to the value of goodwill and other assets; changes to U.S. trade policy and tariffs; the inability to identify and complete targeted acquisitions; negative currency trends, including shifts in exchange rates; fiscal policy concerns; adequate financing access for dealers and customers and our ability to access capital and credit markets; maintaining effective distribution; adverse economic, credit, and capital market conditions; loss of key customers; attracting and retaining skilled labor, implementing succession plans for key leadership, and executing organizational and leadership changes; inventory reductions by dealers, retailers, or independent boat builders; requirements for us to repurchase inventory; actual or anticipated increases in costs, disruptions of supply, or defects in raw materials, parts, or components we purchase from third parties, including as a result of new tariffs on raw materials, increased demand for shipping carriers, and transportation disruptions; higher energy and fuel costs; our ability to protect our brands and intellectual property; absorbing fixed costs in production; managing our manufacturing footprint; outages, breaches, or other cybersecurity events regarding our technology systems, which could result in lost or stolen information and associated remediation costs; managing our share repurchases; competitive pricing pressures; our ability to develop new and innovative products and services at a competitive price, in legal compliance with existing rules; maintaining product quality and service standards; product liability, warranty, and other claims risks; legal and regulatory compliance, including increased costs, fines, and reputational risks; changes in income tax legislation or enforcement; certain divisive shareholder activist actions; joint ventures that do not operate solely for our benefit; international business risks; and weather and catastrophic event risks.

Additional risk factors are included in the Company’s Annual Report on Form 10-K for 2019. Forward-looking statements speak only as of the date on which they are made, and Brunswick does not undertake any obligation to update them to reflect events or circumstances after the date of this news release or for changes by wire services or Internet service providers.

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Brunswick Corporation
April 30, 2020

About Brunswick

Headquartered in Mettawa, Ill., Brunswick Corporation’s leading consumer brands include Mercury Marine outboard engines; Mercury MerCruiser sterndrive and inboard packages; Mercury global parts and accessories including propellers and SmartCraft electronics; Power Products Integrated Solutions; MotorGuide trolling motors; Attwood, Garelick, and Whale marine parts; Land ’N’ Sea, BLA, Payne’s Marine, Kellogg Marine, and Lankhorst Taselaar marine parts distribution; Mercury and Quicksilver parts and oils; Bayliner, Boston Whaler, Crestliner, Cypress Cay, Harris, Lowe, Lund, Princecraft, Quicksilver, Rayglass, Sea Ray, Thunder Jet and Uttern boats; Boating Services Network, Freedom Boat Club, NAUTIC-ON, OnBoard Boating Club and Rentals. For more information, visit www.brunswick.com.

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Brunswick Corporation
April 30, 2020

Brunswick Corporation Comparative Condensed Consolidated Statements of Operations (in millions, except per share data) (unaudited)

	Three Months Ended
	March 28, 2020	March 30, 2019	% Change
Net sales	$965.5	$1,050.7	-8%
Cost of sales	721.7	771.2	-6%
Selling, general and administrative expense	111.3	133.5	-17%
Research and development expense	28.9	28.7	1%
Restructuring, exit and impairment charges	0.4	3.2	-88%
Operating earnings	103.2	114.1	-10%
Equity earnings	1.8	1.9	-5%
Other income (expense), net	0.7	(1.6)	NM
Earnings before interest and income taxes	105.7	114.4	-8%
Interest expense	(16.9)	(19.8)	-15%
Interest income	0.3	0.4	-25%
Earnings before income taxes	89.1	95.0	-6%
Income tax provision	18.4	18.8	-2%
Net earnings from continuing operations	$70.7	$76.2	-7%

Discontinued operations:
Loss from discontinued operations, net of tax	$(0.6)	$(112.5)	-99%
Loss on disposal of discontinued operations, net of tax	(1.1)	—	NM
Loss from discontinued operations, net of tax	(1.7)	(112.5)	-98%
Net earnings (loss)	$69.0	$(36.3)	NM

Earnings (loss) per common share:
Basic
Earnings from continuing operations	$0.88	$0.87	1%
Loss from discontinued operations	(0.02)	(1.29)	-98%
Net earnings (loss)	$0.86	$(0.42)	NM

Diluted
Earnings from continuing operations	$0.88	$0.87	1%
Loss from discontinued operations	(0.02)	(1.28)	-98%
Net earnings (loss)	$0.86	$(0.41)	NM

Weighted average shares used for computation of:
Basic earnings (loss) per common share	80.0	87.5
Diluted earnings (loss) per common share	80.3	88.0

Effective tax rate	20.7%	19.8%

NM = not meaningful

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Brunswick Corporation
April 30, 2020

Brunswick Corporation Comparative Condensed Consolidated Statements of Operations - Reconciliations to Adjusted Metrics (in millions, except per share data) (unaudited)

	Three Months Ended
	March 28, 2020	March 30, 2019	% Change
Reconciliations
Operating earnings	$103.2	$114.1	-10%
Restructuring, exit, and impairment charges	0.4	3.2
Purchase accounting amortization (1)	7.5	7.2
Acquisition and IT-related costs (1)	1.4	—
Adjusted operating earnings	$112.5	$124.5	-10%

Earnings before income taxes	$89.1	$95.0	-6%
Restructuring, exit, and impairment charges	0.4	3.2
Purchase accounting amortization (1)	7.5	7.2
Acquisition and IT-related costs (1)	1.4	—
Adjusted pretax earnings	$98.4	$105.4	-7%

Diluted earnings per common share	$0.88	$0.87	1%
Restructuring, exit, and impairment charges	0.00	0.03
Purchase accounting amortization (1)	0.06	0.06
Acquisition and IT-related costs (1)	0.02	—
Special tax items	(0.00)	(0.02)
Adjusted diluted earnings per common share	$0.96	$0.94	2%

(1) The Company recorded certain charges in connection with recent acquisitions. In both 2020 and 2019, the Company recorded $7.2 million of purchase accounting amortization in SG&A within its Parts and Accessories segment. Additionally, the Company also recorded $0.7 million of acquisition-related costs and $0.3 million of purchase accounting amortization in SG&A within its Boat segment; and $0.7 million of IT transformation charges in SG&A within Corporate/Other resulting from the Fitness separation in the three months ended March 28, 2020.

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Brunswick Corporation
April 30, 2020

Brunswick Corporation Selected Financial Information (in millions) (unaudited) Segment Information - GAAP

	Three Months Ended
	Net Sales			Operating Earnings (Loss)			Operating Margin
	Mar 28, 2020	Mar 30, 2019	% Change	Mar 28, 2020	Mar 30, 2019	% Change	Mar 28, 2020	Mar 30, 2019
Propulsion	$448.6	$452.4	-1%	$61.3	$59.9	2%	13.7%	13.2%
Parts & Accessories	301.6	313.6	-4%	46.2	47.8	-3%	15.3%	15.2%
Boat	291.5	373.3	-22%	5.1	27.0	-81%	1.7%	7.2%
Corporate/Other	—	—		(9.4)	(20.6)	-54%
Segment Eliminations	(76.2)	(88.6)	-14%	—	—
Total	$965.5	$1,050.7	-8%	$103.2	$114.1	-10%	10.7%	10.9%

Segment Information - As Adjusted

	Three Months Ended
	Net Sales				Operating Earnings (Loss) (1)				Operating Margin
	Mar 28, 2020	Mar 30, 2019	% Change		Mar 28, 2020		Mar 30, 2019	% Change	Mar 28, 2020	Mar 30, 2019
Propulsion	$448.6	$452.4	-1%		$61.3		$59.9	2%	13.7%	13.2%
Parts & Accessories	301.6	313.6	-4%		53.7		55.0	-2%	17.8%	17.5%
Boat	291.5	373.3	-22%	—	6.1	—	29.0	-79%	2.1%	7.8%
Corporate/Other	—	—			(8.6)	—	(19.4)	-56%
Segment Eliminations	(76.2)	(88.6)	-14%		—		—
Total	$965.5	$1,050.7	-8%		$112.5		$124.5	-10%	11.7%	11.8%

(1) Operating earnings (loss) for the three months ended March 28, 2020 excludes $9.3 million of charges; the Parts and Accessories segment excludes charges of $7.5 million, comprised of $0.3 million of restructuring, exit and impairment charges and $7.2 million of purchase accounting amortization; the Boat segment excludes charges of $1.0 million, comprised of $0.7 million of acquisition-related costs and $0.3 million of purchase accounting amortization; and Corporate/Other excludes charges of $0.8 million, comprised of $0.1 million restructuring, exit and impairment charges and $0.7 million of IT transformation costs, resulting from the sale of the Fitness business.

Operating earnings (loss) for the three months ended March 30, 2019 excludes $10.4 million of charges; the Boat segment excludes charges of $2.0 million of restructuring, exit and impairment charges; the Parts and Accessories segment excludes charges of $7.2 million of purchase accounting amortization; and Corporate/Other excludes $1.2 million of restructuring, exit and impairment charges.

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Brunswick Corporation
April 30, 2020

Brunswick Corporation Selected Financial Information (in millions) (unaudited) Disaggregated Revenue
	Three Months Ended
	March 28, 2020
	Propulsion	Parts & Accessories	Boat	Total
Geographic Markets
United States	$290.9	$210.9	$215.5	$717.3
Europe	69.6	42.8	35.1	147.5
Asia-Pacific	49.3	24.7	5.6	79.6
Canada	14.1	13.7	31.8	59.6
Rest-of-World	24.7	9.5	3.5	37.7
Segment Eliminations	(69.1)	(7.1)	—	(76.2)
Total	$379.5	$294.5	$291.5	$965.5

Major Product Lines
Outboard Engines	$353.8	$—	$—	$353.8
Controls, Rigging, and Propellers	57.5	—	—	57.5
Sterndrive Engines	37.3	—	—	37.3
Distribution Parts and Accessories	—	121.3	—	121.3
Advanced Systems Group	—	103.1	—	103.1
Engine Parts and Accessories	—	77.2	—	77.2
Aluminum Freshwater Boats	—	—	120.5	120.5
Recreational Fiberglass Boats	—	—	101.8	101.8
Saltwater Fishing Boats	—	—	59.8	59.8
Business Acceleration	—	—	9.4	9.4
Segment Eliminations	(69.1)	(7.1)	—	(76.2)
Total	$379.5	$294.5	$291.5	$965.5

	Three Months Ended
	March 30, 2019
	Propulsion	Parts & Accessories	Boat	Total
Geographic Markets
United States	$309.8	$214.4	$273.9	$798.1
Europe	73.1	46.1	36.7	155.9
Asia-Pacific	31.4	24.7	5.4	61.5
Canada	14.9	16.4	50.0	81.3
Rest-of-World	23.2	12.0	7.3	42.5
Segment Eliminations	(79.0)	(9.6)	—	(88.6)
Total	$373.4	$304.0	$373.3	$1,050.7

Major Product Lines
Outboard Engines	$352.3	$—	$—	$352.3
Controls, Rigging, and Propellers	53.2	—	—	53.2
Sterndrive Engines	46.9	—	—	46.9
Distribution Parts and Accessories	—	124.2	—	124.2
Advanced Systems Group	—	104.0	—	104.0
Engine Parts and Accessories	—	85.4	—	85.4
Aluminum Freshwater Boats	—	—	166.2	166.2
Recreational Fiberglass Boats	—	—	115.0	115.0
Saltwater Fishing Boats	—	—	90.2	90.2
Business Acceleration	—	—	1.9	1.9
Segment Eliminations	(79.0)	(9.6)	—	(88.6)
Total	$373.4	$304.0	$373.3	$1,050.7

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Brunswick Corporation
April 30, 2020

Brunswick Corporation Comparative Condensed Consolidated Balance Sheets (in millions) (unaudited)

	March 28, 2020	December 31, 2019	March 30, 2019
Assets
Current assets
Cash and cash equivalents, at cost, which approximates fair value	$502.9	$320.3	$161.5
Restricted cash	11.6	11.6	9.1
Short-term investments in marketable securities	0.8	0.8	0.8
Total cash and short-term investments in marketable securities	515.3	332.7	171.4
Accounts and notes receivable, net	465.4	331.8	499.2
Inventories
Finished goods	549.3	554.3	520.8
Work-in-process	108.3	101.3	103.7
Raw materials	182.5	168.9	192.8
Net inventories	840.1	824.5	817.3
Prepaid expenses and other	49.0	36.8	80.5
Current assets held for sale	—	—	369.4
Current assets	1,869.8	1,525.8	1,937.8

Net property	810.6	796.4	703.5

Other assets
Goodwill	414.0	415.0	381.8
Other intangibles, net	575.0	583.5	578.1
Deferred income tax asset	109.7	118.7	110.5
Operating lease assets	82.3	83.2	79.5
Equity investments	31.3	29.5	35.5
Other long-term assets	11.9	12.3	15.7
Long-term assets held for sale	—	—	492.5
Other assets	1,224.2	1,242.2	1,693.6

Total assets	$3,904.6	$3,564.4	$4,334.9

Liabilities and shareholders’ equity
Current liabilities
Short-term debt and current maturities of long-term debt	$425.7	$41.3	$40.9
Accounts payable	366.8	393.5	420.6
Accrued expenses	493.7	509.6	503.3
Current liabilities held for sale	—	—	240.9
Current liabilities	1,286.2	944.4	1,205.7

Debt	1,069.0	1,068.0	1,245.6
Other long-term liabilities	245.7	251.1	237.4
Long-term liabilities held for sale	—	—	119.3
Shareholders’ equity	1,303.7	1,300.9	1,526.9
Total liabilities and shareholders’ equity	$3,904.6	$3,564.4	$4,334.9

Supplemental Information
Debt-to-capitalization rate	53.4%	46.0%	45.7%

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Brunswick Corporation
April 30, 2020

Brunswick Corporation Comparative Condensed Consolidated Statements of Cash Flows (in millions) (unaudited)

	Three Months Ended
	March 28, 2020	March 30, 2019
Cash flows from operating activities
Net earnings (loss)	$69.0	$(36.3)
Less: net loss from discontinued operations, net of tax	(1.7)	(112.5)
Net earnings from continuing operations, net of tax	70.7	76.2
Stock compensation expense	(0.1)	2.8
Depreciation and amortization	35.2	33.1
Pension expense, net of (funding)	(0.6)	0.3
Asset impairment charges	—	1.5
Deferred income taxes	10.6	8.6
Changes in certain current assets and current liabilities	(196.9)	(202.7)
Long-term extended warranty contracts and other deferred revenue	1.0	1.5
Income taxes	(2.5)	4.2
Other, net	(10.1)	1.3
Net cash used for operating activities of continuing operations	(92.7)	(73.2)
Net cash provided by (used for) operating activities of discontinued operations	4.8	(6.2)
Net cash used for operating activities	(87.9)	(79.4)

Cash flows from investing activities
Capital expenditures	(55.9)	(86.2)
Investments	(3.6)	(2.8)
Proceeds from the sale of property, plant and equipment	0.4	—
Net cash used for investing activities of continuing operations	(59.1)	(89.0)
Net cash used for investing activities of discontinued operations	—	(2.9)
Net cash used for investing activities	(59.1)	(91.9)

Cash flows from financing activities
Proceeds from issuances of short-term debt	610.0	215.0
Payments of short-term debt	(225.0)	(215.0)
Net proceeds from issuances of long-term debt	—	222.0
Payments of long-term debt including current maturities	(0.3)	(159.0)
Common stock repurchases	(34.1)	—
Cash dividends paid	(19.2)	(18.3)
Proceeds from share-based compensation activity	0.4	0.5
Tax withholding associated with shares issued for share-based compensation	(6.5)	(6.8)
Other, net	(0.1)	(0.2)
Net cash provided by financing activities	325.2	38.2

Effect of exchange rate changes	4.4	0.3
Net increase (decrease) in Cash and cash equivalents and Restricted cash	182.6	(132.8)
Cash and cash equivalents and Restricted cash at beginning of period	331.9	303.4

Cash and cash equivalents and Restricted cash at end of period	514.5	170.6
Less: Restricted cash	11.6	9.1
Cash and cash equivalents at end of period	$502.9	$161.5

Reconciliation
Free cash flow
Net cash used for operating activities	$(92.7)	$(73.2)

Net cash provided by (used for):
Plus: Capital expenditures	(55.9)	(86.2)
Plus: Proceeds from the sale of property, plant and equipment	0.4	—
Plus: Effect of exchange rate changes	4.4	0.3
Free cash flow	$(143.8)	$(159.1)

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